Exhibit 10.18

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT

BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR
CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A
PLACEHOLDER IDENTIFIED BY THE MARK “[******]”

Memorandum of Termination

KOEI JAPAN Co., Ltd. (hereinafter referred to as “Party A”) and Wagner Legacy, LLC (hereinafter referred to as “Party B”) hereby agree to terminate, by mutual consent, the Consulting Services Agreement entered into between them, as set forth below.

Article 1 (Specification of the Agreement)

Party A and Party B hereby refer to the “Consulting Services Agreement” executed on September 1, 2025.

Article 2 (Termination Date)

The termination date for each contract pursuant to this Memorandum of Understanding shall be February 28, 2026.

Article 3 (Reason for Termination)

In light of a review of Party A’s business operations structure and post-IPO consulting framework, Party A and Party B, upon mutual consultation, hereby terminate this Agreement by mutual consent.

Article 4 (Settlement and Handling of Outstanding Payments)

1.	Party A shall settle with Party B, in accordance with each contract, any unpaid fees or reimbursable expenses incurred for services rendered up to the termination date.

2.	Except as provided in the preceding paragraph, Party A and Party B confirm that they have no outstanding claims or obligations against each other with respect to this Agreement.

Article 5 (Confidentiality, Non-Competition, etc.)

Obligations regarding confidentiality, non-competition, and other provisions that remain in effect after the termination of this Agreement shall remain in effect until February 28, 2027.

Article 6 (Miscellaneous)

1.	This Memorandum of Understanding shall take effect on the date it is signed and sealed by duly authorized representatives of Party A and Party B.

2.	This Memorandum of Understanding shall be governed by the laws of Japan.

Article 7 (Governing Law)

This Memorandum of Understanding shall be governed by and construed in accordance with the laws of Japan.

Article 8 (Dispute Resolution)

All disputes, controversies, or differences of opinion that may arise out of or in connection with this Memorandum of Understanding shall be finally settled by arbitration in accordance with the Rules of Commercial Arbitration of the Japan Commercial Arbitration Association. The seat of arbitration shall be Tokyo, Japan. There shall be one arbitrator. The arbitration proceedings shall be conducted in Japanese.

Article 9 (Matters for Consultation)

With respect to matters not provided for in this Memorandum of Understanding and in the event of any doubt regarding the interpretation of this Memorandum of Understanding, Party A and Party B shall consult in good faith to seek an amicable resolution.

To attest to the execution of this Memorandum of Understanding, two copies of this document have been prepared; Party A and Party B shall each sign and affix their seals to one copy, and retain one copy each.

However, if this Memorandum of Understanding is executed as an electronic contract, an electronic record of this document shall be created as evidence of its execution, and Party A and Party B shall affix their electronic signatures thereto, with each party retaining its respective electronic record.

February 28, 2026

(Party A)
1-13-3 Fukuura, Kanazawa-ku, Yokohama City, Kanagawa Prefecture
KOEI JAPAN Co., Ltd.
Representative Director: Mamoru Iwamoto

/s/ Mamoru Iwamoto

(Party B)
[******]TX [******], U.S.A.
Wagner Legacy, LLC
Chief Executive Officer Robert Wagner

/s/ Robert Wagner